Exhibit 99.2

MOVELLA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and related notes and our pro forma financial statements and related notes that are included as exhibits 99.1 and 99.3, respectively, to the amendment to the current report on Form 8-K, which was originally filed with the Securities and Exchange Commission on February 13, 2023 (as originally filed, the “Original Form 8-K” and, as amended hereby, “Amendment No. 1”). This discussion contains forward-looking statements based upon current plans, expectations, and beliefs that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and in other parts of the definitive proxy statement/prospectus filed by Pathfinder Acquisition Corporation on January 17, 2023 (the “Proxy Statement”), “Forward-Looking Statements” in the Original Form 8-K and elsewhere in this Amendment No.1. For purposes of this section “Movella’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” any references to “we,” “us,” “our,” the “Company,” “Movella,” or other words of similar import refer to Movella Inc., a Delaware corporation, prior to the consummation of the Business Combination.

The Business Combination and Public Company Costs

Movella entered into the Business Combination Agreement with Pathfinder on October 3, 2022. Pursuant to the Business Combination Agreement, and assuming approval by Pathfinder’s shareholders, Merger Sub will merge with and into Movella with Movella surviving the Merger as a wholly owned subsidiary of Pathfinder. Upon the consummation of the Business Combination, Pathfinder will be renamed Movella Holdings Inc. Movella will be deemed the accounting predecessor and the combined entity will be deemed the successor SEC registrant, which means that Movella’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. We anticipate that the Business Combination will be accounted for as a reverse recapitalization as provided under GAAP. Under this method of accounting, Pathfinder will be treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results are expected to be an estimated increase in cash of approximately $48.6 million, net of transaction costs and settlement of Pathfinder liabilities. Total transaction costs are estimated at approximately $28.2 million. See “Unaudited Pro Forma Combined Financial Information.” Upon the closing of the Business Combination, New Movella (as defined below) continues to be listed on Nasdaq and trades under the new ticker symbol “MVLA.” As Movella will become the successor to an SEC-registered and Nasdaq-listed company and as Movella’s current management team and business operations will comprise New Movella’s management and operations, New Movella will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect that New Movella will incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Basis of Presentation

The Annual Consolidated Financial Statements and accompanying notes of the Company included as Exhibit 99.1 to this Amendment No. 1 include the accounts of Movella and its consolidated subsidiaries and were prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Our Annual Consolidated Financial Statements are as of and for the years ended December 31, 2022 and 2021. Intercompany transactions and balances are eliminated in consolidation. The Annual Condensed Consolidated Financial Statements include 100% of the accounts of wholly-owned and majority-owned subsidiaries.

The Company operates in one operating segment. The chief operating decision maker (“CODM”) for the Company is the Chief Executive Officer (“CEO”). The CEO reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance.

Overview of our Business

Movella is a global full-stack provider of integrated sensors, software, and analytics that enable the digitization of movement. Our solutions accelerate innovation and enable our customers, partners, and users to create extraordinary outcomes. Movella powers real-time character movement in digital environments, transforms movement into digital data that provides meaningful and actionable insights, renders digitized movement to enable the creation of sophisticated and true-to-life animated content, creates new forms of monetizable intellectual property with unique biomechanical digital content, and provides spatial movement orientation and positioning data. Partnering with leading global brands such as Electronic Arts, EPIC Games, 20th Century Studios, Netflix, Toyota, and Siemens and over 2,000 customers in total, we currently serve the entertainment, health and sports, and automation and mobility markets.* Additionally, we believe we are well-positioned to provide critical enabling solutions for applications in emerging high-growth markets such as the Metaverse, next-generation gaming, live streaming, digital health, and autonomous robots with recently introduced offerings and products currently in development.

Our full-stack product portfolio includes differentiated sensor fusion modules, motion capture systems, visualization software, and AI cloud analytics enabled by our proprietary technologies. By offering full-stack solutions, we provide our customers and partners with significant technology advantages in the areas of magnetic immunity, accuracy, and ease of use, among others. Our technologies are protected by our broad IP portfolio including 161 issued patents, 15 pending patent applications, extensive trade secrets, and decades of know-how.

We serve large and growing markets where digitized movement is critical to our customers’ success. In the entertainment market, our sensors and software are used by leading global motion picture studios, video game publishers and virtual creators for 3D character animation, and other applications such as virtual concerts. In the health and sports market, our solutions are used to provide actionable movement insights for applications such as elite athlete performance and recovery, patient injury prevention and rehabilitation, and ergonomic studies. In the automation and mobility market, our sensors are used as the movement and orientation intelligence in applications such as robotics and unmanned vehicles. We believe the addressable market opportunity of our current products is approximately $14 billion today and expected to scale to $20 billion in the next five years, with emerging high-growth markets representing additional meaningful upside to that. For a description of our total addressable market, see “Information About Movella —   Total Addressable Market” in the Proxy Statement.

We plan to continue to scale within our existing markets through global channel expansion and growth in our direct salesforce, further development and expansion of our independent application developer platform (which currently supports an ecosystem of 700+ third-party application developers), introductions of new products and software upgrades, enrichment of vTuber and Influencer applications, and potential new strategic partnerships.

In addition to our established markets, our solutions are a critical enabling technology for applications with significant potential in the Metaverse, next-generation gaming, live streaming, and other large, high-growth end markets. Applications include live streaming, virtual performances, monetizable “motion IP,” and virtual meetings with real-time digital representation. Our technology enables the creation and control of life-like digital characters and avatars with real-time 3D human body and facial movement. According to Bloomberg Intelligence, Metaverse and next-generation gaming have the potential to become $856 billion and $457 billion markets by 2025, respectively.

We derive our revenues from the sales of our integrated suite of sensors and right-to-use software licenses. We are in the process of transitioning from a one-time license to an annual subscription model. We sell our products through our direct global sales organization and through regional channel partners around the world. In 2022, approximately 39% of revenues were from our channel partners and the rest was direct, with both sales channels contributing GAAP gross margins of approximately 50% and non-GAAP gross margins of approximately 65%. See “—   Non-GAAP Financial Measures” for a reconciliation of non-GAAP gross margin to GAAP gross margin. We utilize an “asset-light” contract manufacturer model for the manufacturing of our sensor modules and wearable sensor systems and perform final calibration in-house to maintain consistently high quality and ensure the performance of the solutions.

*	We believe these customers reflect those with which we are currently actively engaged in terms of our innovation and strategic opportunities across our target markets.

Our success in developing our technologies, scaling our channel relationships globally, and expanding our applications has led to a continued track record of growth. For the years ended December 31, 2022 and 2021, our total revenues were $40.5 million and $34.4 million, respectively. We are headquartered in Henderson, Nevada with offices in Los Angeles and San Jose, California, Canada, the Netherlands, China, India and Taiwan. As of December 31, 2022, we had 221 employees worldwide.

Factors Affecting Our Financial Condition and Results of Operations

As a result of multiple factors, our historical results of operations may not be comparable from period to period or going forward. Set forth below is a brief discussion of the key factors and variables that could impact our results of operations:

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Customer Relationships: We have strong customer relationships in the markets we serve. We derive our revenues from the sale of sensors solutions, and software licenses and subscriptions, and no individual customer represents 5% or more of our total revenues and many of our customers are reoccurring in nature.

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Investment in Research and Development and New Product Introductions: We have a strong track record of innovation and new product introductions (sensors and software) to maintain our position in the markets we serve. We remain committed to delivering market-leading technology that creates strong return on investment for our customers. We believe that establishing and maintaining a leading position as a full-stack provider is imperative to our growth.

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Investment in Sales and Marketing: Our sales and marketing efforts are a key component of our growth strategy. Our investments in this area have enabled us to build and sustain our customer base while creating long-term customer relationships. We plan to continue to invest in our sales and marketing efforts to grow our sales capacity, expand globally, enter new markets, scale our channel partner relationships, and advance our newer products.

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Business Combination with Pathfinder: On February 10, 2023, the previously announced business combination contemplated by the Business Combination Agreement, dated October 3, 2022, was consummated, pursuant to which Pathfinder domesticated as a Delaware corporation and was renamed Movella Holdings Inc. (“New Movella”), and Merger Sub merged with and into Movella (the “Merger”) with Movella surviving the Merger as a wholly owned subsidiary of New Movella. In connection with the business combination, pursuant to the Note Purchase Agreement (as defined below), on November 14, 2022, Movella issued and sold to FP Credit Partners II AIV, L.P. and FP Credit Partners Phoenix II AIV, L.P. (the “Purchasers”), and the Purchasers purchased, senior secured notes of Movella in an aggregate original principal amount of $25.0 million (the “Pre-Close Facility”). Upon the consummation of the business combination, FP Credit Partners II, L.P. and FP Credit Partners Phoenix II, L.P. (collectively, the “FP Purchasers”) purchased 7,500,000 shares of New Movella common stock at a purchase price of $10.00 per share for an aggregate purchase price of $75.0 million (the “FP Private Placement”), the net proceeds of the FP Private Placement were received by New Movella and Movella was deemed to have issued to the Purchasers, and the Purchasers were deemed to have purchased, a 5-year $75.0 million venture-linked secured note in an aggregate original principal amount of $75.0 million (the “VLN Facility”) under the Note Purchase Agreement. A portion of the proceeds of the FP Private Placement made available through the VLN Facility was used by New Movella to prepay the Pre-Close Facility in full and to pay transaction expenses associated with the financing arrangements contemplated by the Note Purchase Agreement. Upon consummation of the business combination, New Movella received approximately $48.6 million of net cash proceeds after transaction costs and payment of Pathfinder liabilities. New Movella will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect New Movella to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Coronavirus (“COVID-19”) Impact

As a result of COVID-19, we have taken precautionary measures in order to minimize the risk of the virus to our employees, our customers, and the communities in which we operate. Although the majority of our workforce now works remotely, there has been minimal disruption in our ability to ensure the effective operation of our software platforms and of the business overall. For more information on our operations and risks related to the COVID-19 pandemic, please see the section of the Proxy Statement entitled “Risk Factors.”

Components of Results of Operations

Revenues

Product

Our Product revenues are primarily derived from the sale of Motion Capture Systems, Sensor Modules, and DOT Wearables. Motion Capture Systems include wearable sensors bundled with licensed software for character animation or human motion analysis. Sensor Modules include embedded algorithms and firmware for sensor fusion and software to produce useful information from raw sensor data. DOT Wearables include wearable sensors and a software development kit. Our Product revenues are generally recognized at a point in time.

Service

Our Service revenues are primarily derived from support contracts that are sold with our Motion Capture Systems and licensed on-premise software that entitle the customer to receive software updates to their on-premise license as well as access to our product support, software-as-a-service subscription revenues from our Kinduct Human Performance Software, and non-recurring engineering services we provide to certain customers that is generally for customization. The average term of both our support and software-as-a-service contracts is approximately 18 months, including both new contracts and renewals. Our Service revenues are generally recognized over time. Our MotionCloud platform is currently under development and available only in beta version to solicit initial customer feedback. As a result, we have received de minimis revenues to date from fees related to our MotionCloud platform.

While we continue to focus on increasing all of our revenue streams, we currently anticipate our Service revenue to increase as a percentage of total revenues as we transition our existing on-premise software to the cloud, and add new customers and as our existing customers continue to add new services and renew their subscriptions and support contracts.

Cost of Revenues

Product

Cost of Product revenues consist primarily of costs associated with the procurement of raw materials and manufacture of our sensor module solutions, amortization of certain acquired intangibles, shipping costs, and personnel-related expenses associated with manufacturing employees including salaries, benefits, and bonuses. Sensor hardware costs and the resultant gross margin may vary over time due to component pricing, supply chain variances, obsolescence, and product mix.

Service

Cost of Service revenues consist primarily of cost associated with hosting and delivery services for our platform to support our subscribers, software licensing fees, personnel-related expenses associated with our customer support operations, and amortization of certain acquired intangibles.

We currently expect cost of revenues, exclusive of amortization of acquired intangibles, to increase in absolute dollars as we continue to hire personnel, utilize additional cloud infrastructure, and incur higher software licensing fees in support of our revenue growth, and to fluctuate from period to period but generally decreasing over time as a percentage of revenues as we scale our business, and increase production at new lower cost third party contract manufacturers and shift to higher margin products.

Operating Expenses

Research and Development

Research and development expense consists primarily of personnel costs and related expenses, as well as costs related to third-party tools and labor. We continue to focus our research and development efforts on adding new features and products and increasing the functionality and enhancing the ease of use of our existing products.

We expect research and development expense to generally increase in absolute dollars as we continue to dedicate substantial resources to develop, improve and expand the functionality of our solutions, and to fluctuate from period to period but decrease generally over time as a percentage of revenues.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel costs and related expenses, travel, advertising, marketing, promotional events and brand awareness activities.

We expect sales and marketing expenses to generally increase in absolute dollars as we continue to invest in acquiring new customers, and maintaining and growing our existing customer relationships, and to fluctuate from period to period but decrease generally over time as a percentage of revenues.

General and Administrative

General and administrative expenses consist primarily of personnel costs and related expenses for our administrative, legal, human resources, information technology, finance and accounting employees, and executives. Additionally, general and administrative expenses include professional service fees, insurance premiums, and other corporate expenses that are not allocated to the above expense categories.

We plan to continue to expand our business both domestically and internationally, and we expect to increase the size of our general and administrative function to support the growth of our business. We also expect that we will incur additional general and administrative expenses as a result of being a public company. We also expect to incur increased expenses related to accounting, tax and auditing activities, directors’ and officers’ insurance, SEC compliance, investor relations, and internal control compliance. We expect general and administrative expenses to fluctuate from period to period but decrease generally over time as a percentage of revenues.

Other Income (Expense)

Interest Expense, net

Interest expense, net consists primarily of cash and non-cash interest on our debt instruments, partially offset by the interest earned from our daily sweep accounts.

Other Income (Expense), net

Other Income (Expense), net, consists primarily of sale of non-core assets and government subsidies as well as gain (loss) on foreign exchange transactions consisting of currency movements on transactions settled in other currencies during the year.

Income Tax Provision (Benefit)

Income tax provision (benefit) consists primarily of income taxes in the United States and incomes taxes in certain foreign jurisdictions in which we conduct business. Earnings from our non-U.S. activities are subject to local country income tax and may be subject to current U.S. income tax.

Income (loss) from discontinued operations (net of tax)

Income (loss) from discontinued operations (net of tax) consists primarily of income or loss from our legacy components business that was licensed to MEMSIC in 2020 and exited in 2021.

Net loss attributable to non-controlling interests

Net loss attributable to non-controlling interests consists primarily of losses attributable to non-controlling interests in our consolidated variable interest entity, the Qingdao Joint Venture.

Results of Operations

The following table summarizes our results of operations in dollars (in thousands) and expressed as a percentage of revenues, derived from the accompanying audited consolidated financial statements for the years ended December 31, 2022 and 2021 included as Exhibit 99.1 to this Amendment No. 1. The period-to-period comparison of results is not necessarily indicative of results to be expected for future periods and the results for any interim period are not necessarily indicative of results to be expected for a full fiscal year.

	Year Ended December 31,
	2022		2021
Statement of Operations Data:
Revenues
Product	$34,283	84.7%	$28,848	83.8%
Service	6,183	15.3%	5,566	16.2%

Total revenues	40,466	100.0%	34,414	100.0%

Cost of revenues
Product	15,223	37.6%	12,049	35.0%
Service	6,071	15.0%	4,412	12.8%

Cost of revenues	21,294	52.6%	16,461	47.8%

Gross profit	19,172	47.4%	17,953	52.2%

Operating expenses
Research and development	13,258	32.8%	14,014	40.7%
Sales and marketing	12,324	30.5%	10,710	31.1%
General and administrative	14,697	36.3%	12,943	37.6%
Impairment of intangible assets	7,164	17.7%	—	—

Total operating expenses	47,443	117.2%	37,667	109.5%

Loss from operations	(28,271)	(69.9%)	(19,714)	(57.3%)

Other (expense) income
Loss on debt extinguishment	(646)	(1.6%)	—	—
Debt issuance costs	(2,389)	(5.9%)	—	—
Revaluation of debt	(300)	(0.7%)	—	—
Interest expense, net	(2,167)	(5.4%)	(1,965)	(5.7%)
Other income, net	613	1.5%	2,148	6.2%

Total other (expense) income	(4,889)	(12.1%)	183	0.5%

Loss from continuing operations before provision	(33,160)	(81.9%)	(19,531)	(56.8%)

Income tax benefit	(113)	(0.3%)	(728)	(2.1%)

Net loss from continuing operations	(33,047)	(81.7%)	(18,803)	(54.6%)
Loss from discontinued operations (net of tax)	—	(0%)	(156)	(0.5%)

Net loss	$(33,047)	(81.7%)	$(18,959)	(55.1%)
Net loss attributable to noncontrolling interests	(632)	(1.6%)	(1,300)	(3.8%)

Net loss attributable to Movella Inc.	(32,415)	(80.1%)	(17,659)	(51.3%)
Deemed dividends from accretion of Series D-1 Preferred Stock	(2,684)	(6.6%)	(2,511)	(7.3%)

Net loss attributable to common stockholders	(35,099)	(86.7%)	(20,170)	(58.6%)

Loss per share from continuing operations, basic and diluted	$(3.11)		$(2.20)

Loss per share from discontinued operations, basic and diluted	$—		$(0.02)

Net loss per share, basic and diluted	$(3.11)		$(2.22)

Weighted average shares outstanding, basic and diluted	11,285,170		9,101,819

Non-GAAP Financial Measures

We use the financial measures set forth below, which are non-GAAP financial measures, to help us analyze our financial results, establish budgets and operational goals for managing our business, evaluate our performance, and make strategic decisions. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. In addition, we believe these measures are useful for period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and certain variable charges. We also believe that the presentation of these non-GAAP financial measures provides an additional tool for investors to use in comparing our core business and results of operations over multiple periods with other companies in our industry, many of which present similar non-GAAP financial measures to investors, and to analyze our cash performance. However, the non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies due to differences in the way that these measures are calculated. The non-GAAP financial measures should not be considered as the sole measure of our performance and should not be considered in isolation from, or as a substitute for, comparable financial measures calculated in accordance with GAAP. The information in the table below sets forth the non-GAAP financial measures along with the most directly comparable GAAP financial measures.

Non-GAAP Net Loss. We define non-GAAP net loss as our net loss attributable to common stockholders, excluding the impact of deemed dividends on the Series D-1 Preferred Stock, stock-based compensation, loss from discontinued operations, loss on debt extinguishment, debt issuance costs, revaluation of debt, and impairment of intangible assets.

Non-GAAP Gross Margin. We define non-GAAP gross margin as our gross margin, excluding amortization of acquired intangible assets.

EBITDA and Adjusted EBITDA. We define EBITDA as our net loss, excluding the impact of interest expense, net, income tax expense (benefit), gain or loss from discontinued operations, and depreciation and amortization. We define Adjusted EBITDA as our net loss attributable to common stockholders, excluding the impact of deemed dividends on the Series D-1 Preferred Stock, interest expense, net, income tax expense (benefit), gain or loss from discontinued operations, depreciation and amortization, stock-based compensation, impairment of intangible assets, loss on debt extinguishment, debt issuance costs, revaluation of debt, and other income, net.

These non-GAAP financial measures have limitations as analytical tools, including the following:

Non-GAAP Cost of Revenues: The limitations of non-GAAP cost of revenues include the following:

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The amortization of acquired intangible assets related to the purchase of Kinduct and Xsens is being excluded due to the non-recurring nature of the transactions that capitalized the developed technology intangible assets on the balance sheet, and the non-cash nature of the amortization expense being recorded as the developed technology intangible assets are being amortized over their useful lives. The result of the exclusion of amortization of acquired intangible assets is a decreased cost of revenues. The exclusion does not take into account the possibility that we may have to internally develop or externally acquire developed technology in the future in order to derive revenues from such assets.

Non-GAAP Gross Margin: The limitations of non-GAAP gross margin include the following:

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The amortization of acquired intangible assets related to the purchase of Kinduct and Xsens is being excluded due to the non-recurring nature of the transactions that capitalized the developed technology intangible assets on the balance sheet, and the non-cash nature of the amortization expense being recorded as the developed technology intangible assets are being amortized over their useful lives. The result of the exclusion of amortization of acquired intangible assets is an improved gross margin. The exclusion does not take into account the possibility that we may have to internally develop or externally acquire developed technology in the future in order to derive revenues from such assets.

Non-GAAP Net Loss: The limitations of non-GAAP net loss include the following:

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The exclusion of deemed dividends from Series D-1 Preferred Stock accretion, which has been a recurring expense. We expect that the deemed dividends on Series D-1 Preferred Stock will cease with consummation of the Business Combination Agreement and conversion of the Preferred Stock into common stock. We believe the exclusion of the deemed dividends on Series D-1 Preferred Stock to be useful to investors as it is non-cash and not related to the core operations of the business. The result of excluding deemed dividends on Series D-1 Preferred Stock is an improvement to net income; however, the result of the accretion of the Series D-1 Preferred Stock is expected to be additional shares granted to the holders of such Preferred Stock upon consummation of the Business Combination Agreement;

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The exclusion of stock-based compensation expense, which has been a recurring expense. We expect that stock-based compensation will increase in significance in the foreseeable future, as equity awards are expected to continue to be an important component of our compensation strategy. Although stock-based compensation is an important aspect of the compensation paid to our employees, there are multiple factors that are accounted for in determining a fair value of such compensation due to varying valuation methodologies, subjective assumptions and the difference in award types. This makes the comparison of our current financial results to previous and future periods difficult to interpret; therefore, we believe it is useful to exclude stock-based compensation from our non-GAAP financial measures in order to highlight the performance of our core business and to be consistent with the way many investors evaluate our performance and compare our operating results to peer companies. The result of excluding stock-based compensation is an improvement to net income; however, non-GAAP net loss does not consider the potentially dilutive impact of stock-based compensation or other stock-settled obligations. Additionally, we expect stock-based compensation to be a part of our expenses going forward; however, the final figures are subject to change each period;

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The exclusion of loss from operations of discontinued operations, which was excluded in the presentation of our financial results due to the fact that we have exited the legacy components business and will not be incurring related expenses on a go-forward basis. We determined that excluding the impact of discontinued operations would be beneficial to investors as they evaluate performance of our continuing operations on a historical basis. Excluding losses from discontinued operations improves net income; however, investors should note that all of the revenues from discontinued operations were earned from MEMSIC, an entity with which we have a licensing agreement and in whose business we have an equity stake;

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The exclusion of loss on debt extinguishment, which was excluded in the presentation of our financial results due to the fact that we have extinguished our previous debt agreements with the issuance of the Pre-Close Notes. We determined that excluding the impact of loss on debt extinguishment would be beneficial to investors as they evaluate performance of our continuing operations on a historical basis. Excluding the loss on debt extinguishment improves net income; however, investors should note that the Company may incur debt extinguishment costs in the future;

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The exclusion of debt issuance costs, which was excluded in the presentation of our financial results due to the fact that such costs are expected to be non-recurring in nature after the series of transactions (Pre-Close Notes, Venture Linked Notes, and consummation of the Business Combination Agreement) is complete. We determined that excluding the impact of debt issuance costs would be beneficial to investors as they evaluate performance of our continuing operations on a historical basis. Excluding debt issuance costs improves net income; however, investors should note that the Company expects to incur debt issuance costs associated with closing of the Venture Linked Notes;

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The exclusion of revaluation of debt, which was excluded in the presentation of our financial results due to the fact that such revaluation is non-cash in nature. We determined that excluding the impact of debt revaluation would be beneficial to investors as they evaluate performance of our continuing operations on a historical basis. Excluding debt issuance costs improves net income; however, investors should note that the Company expects to record gains or losses associated with revaluation of debt each quarter that the Pre-Close Notes are outstanding; and

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The exclusion of impairment of intangible assets, which was excluded in the presentation of our financial results due to the fact that such impairment is non-cash in nature. We determined that excluding the impact of impairment of intangible assets would be beneficial to investors as they evaluate performance of our continuing operations on a historical basis. Excluding impairment of intangible assets improves net income; however, investors should note that the Company has significant goodwill and intangible assets remaining on the balance sheet that may be subject to future impairment.

EBITDA: The limitations of EBITDA include the following:

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The exclusion of deemed dividends from Series D-1 Preferred Stock accretion, which has been a recurring expense. We expect that the deemed dividends on Series D-1 Preferred Stock will cease with consummation of the Business Combination Agreement and conversion of the Preferred Stock into common stock. We believe the exclusion of the deemed dividends on Series D-1 Preferred Stock to be useful to investors as it is non-cash and not related to the core operations of the business. The result of excluding deemed dividends on Series D-1 Preferred Stock is an improvement to net income; however, the result of the accretion of the Series D-1 Preferred Stock is expected to be additional shares granted to the holders of such Preferred Stock upon consummation of the Business Combination Agreement;

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The exclusion of interest expense, net and income tax expense (benefit), which includes expenses associated with our capital and tax structures, specifically cash and non-cash interest on our debt instruments, any offset from interest earned from our daily sweep accounts, and income taxes in the United States and certain foreign jurisdictions in which we conduct business. Thus EBITDA and Adjusted EBITDA do not reflect the interest expense or cash requirements necessary to service interest or principal payments on our debt, nor does it reflect tax payments that may represent a reduction in cash available to us;

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The exclusion of loss from discontinued operations, which was excluded in the presentation of our financial results due to the fact that we have exited the legacy components business and will not be incurring related expenses on a go-forward basis. We determined that excluding the impact of discontinued operations would be beneficial to investors as they evaluate the performance of our continuing operations on a historical basis. Excluding losses from discontinued operations improves EBITDA; however, investors should note that all of the revenues from discontinued operations were earned from MEMSIC, an entity with which we have a licensing agreement and in whose business we have an equity stake; and

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The exclusion of certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for these replacements or new capital expenditure requirements.

Adjusted EBITDA: The limitations of Adjusted EBITDA include the foregoing limitations with respect to EBITDA, as well as the following:

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The exclusion of stock-based compensation expense, which has been a recurring expense. We expect that stock-based compensation will increase in significance in the foreseeable future, as equity awards are expected to continue to be an important component of our compensation strategy. Although stock-based compensation is an important aspect of the compensation paid to our employees, there are multiple factors that are accounted for in determining a fair value of such compensation due to varying valuation methodologies, subjective assumptions and the difference in award types. This makes the comparison of our current financial results to previous and future periods difficult to interpret; therefore, we believe it is useful to exclude stock-based compensation from our non-GAAP financial measures in order to highlight the performance of our core business and to be consistent with the way many investors evaluate our performance and compare our operating results to peer companies. The result of excluding stock-based compensation is an improvement to Adjusted EBITDA; however, Adjusted EBITDA does not consider the potentially dilutive impact of stock-based compensation or other stock-settled obligations. Additionally, we expect stock-based compensation to be a part of our expenses going forward; however, the final figures are subject to change each period;

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The exclusion of loss on debt extinguishment, which was excluded in the presentation of our financial results due to the fact that we have extinguished our previous debt agreements with the issuance of the Pre-Close Notes. We determined that excluding the impact of loss on debt extinguishment would be beneficial to investors as they evaluate performance of our continuing operations on a historical basis. Excluding the loss on debt extinguishment improves net income; however, investors should note that the Company may incur debt extinguishment costs in the future;

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The exclusion of debt issuance costs, which was excluded in the presentation of our financial results due to the fact that such costs are expected to be non-recurring in nature after the series of transactions (Pre-Close Notes, Venture Linked Notes, and consummation of the Business Combination Agreement) is complete. We determined that excluding the impact of debt issuance costs would be beneficial to investors as they evaluate performance of our continuing operations on a historical basis. Excluding debt issuance costs improves net income; however, investors should note that the Company expects to incur debt issuance costs associated with closing of the Venture Linked Notes;

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The exclusion of revaluation of debt, which was excluded in the presentation of our financial results due to the fact that such revaluation is non-cash in nature. We determined that excluding the impact of debt revaluation would be beneficial to investors as they evaluate performance of our continuing operations on a historical basis. Excluding debt issuance costs improves net income; however, investors should note that the Company expects to record gains or losses associated with revaluation of debt each quarter that the Pre-Close Notes are outstanding;

•

The exclusion of impairment of intangible assets, which was excluded in the presentation of our financial results due to the fact that such impairment is non-cash in nature. We determined that excluding the impact of impairment of intangible assets would be beneficial to investors as they evaluate performance of our continuing operations on a historical basis. Excluding impairment of intangible assets improves net income; however, investors should note that the Company has significant goodwill and intangible assets remaining on the balance sheet that may be subject to future impairment; and

•

The exclusion of other income (expense), net, which includes income from the sale of non-core assets and government subsidies, as well as realized and unrealized gains and losses on foreign exchange transactions consisting of currency movements on transactions settled in other currencies during the year. Accordingly, Adjusted EBITDA does not reflect certain income and expenses not directly tied to the ongoing core operations of our business, such as legal reserves and settlements and restructuring and other related reorganization costs, if any.

In addition, EBITDA and Adjusted EBITDA do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments or changes in, or cash requirements for, our working capital needs.

Other companies, including those in our industry, may calculate non-GAAP net loss, non-GAAP gross margin, EBITDA, and Adjusted EBITDA differently than we do, limiting the usefulness of these non-GAAP financial measures as comparative measures. Because of these limitations, you should consider non-GAAP net loss, non-GAAP gross margin, EBITDA, and Adjusted EBITDA alongside, and not in lieu of, other financial performance measures, including net loss and gross margin, and our other GAAP results. The non-GAAP financial measures presented in the exhibits to this Amendment No. 1 should not be considered as the sole measure of our performance and should not be considered in isolation from, or as a substitute for, comparable financial measures calculated in accordance with GAAP. Specifically, these non-GAAP financial measures should be considered as supplemental in nature, and are not intended, and should not be construed, as a substitute for the related financial information calculated in accordance with GAAP. A reconciliation of these non-GAAP financial measures to their corresponding GAAP measures, specifically non-GAAP net loss to net loss, non-GAAP gross margin to gross margin, and EBITDA and Adjusted EBITDA to net loss, are set forth below.

Reconciliation of Non-GAAP Financial Measures

The following tables reconcile the most directly comparable GAAP financial measure to each of these non-GAAP financial measures.

	Years Ended December 31,
	2022	2021

	(audited)
	(in thousands)
Non-GAAP net loss:
Net loss attributable to common shareholders	$(35,099)	$(20,170)
Deemed dividends from Series D-1 Preferred Stock	2,684	2,511
Stock-based compensation	1,699	786
Loss on debt extinguishment	646	—
Debt issuance costs	2,389	—
Revaluation of debt	300	—
Impairment of intangible assets	7,164	—
Loss from discontinued operations	—	156

Non-GAAP net loss attributable to Movella Inc.	$(20,217)	$(16,717)
EBITDA and Adjusted EBITDA:
Net loss attributable to common shareholders	$(35,099)	$(20,170)
Deemed dividends from Series D-1 Preferred Stock	2,684	2,511
Interest expense, net	2,167	1,965
Income tax benefit	(113)	(728)
Loss from discontinued operations	—	156
Depreciation and amortization	7,919	7,280

EBITDA	$(22,442)	$(8,986)
Stock-based compensation	1,699	786
Impairment of intangible assets	7,164	—
Loss on debt extinguishment	646	—
Debt issuance costs	2,389	—
Revaluation of debt	300	—
Other expenses (income), net	(613)	(2,148)

Adjusted EBITDA	$(10,857)	$(10,348)

	Year Ended December 31, 2022
		Adjustments
	GAAP Financials	Stock-Based Compensation	Amortization of Intangibles	Impairment of Intangibles	Non-GAAP Financials
	(audited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues
Product	$34,283	—	—	—	$34,283
Service	6,183	—	—	—	6,183

Total revenues	40,466				40,466
Cost of revenues
Product	15,223	—	2,191	—	13,032
Service	6,071	—	3,093	—	2,978

Total cost of revenues	21,294	—	5,284	—	16,010
Gross profit
Product	19,060	—	—	—	21,251
Service	112	—	—	—	3,205

Total gross profit	19,172	—	—	—	24,456
Gross margin
Product	55.6%				62.0%
Service	1.8%				51.8%
Total gross margin	47.4%				60.4%
Operating expenses
Research and development	13,258	398	—	—	12,860
Sales and marketing	12,324	468	1,441	—	10,415
General and administrative	14,697	833	352	—	13,512
Impairment of intangible assets	7,164	—	—	7,164	—

Total operating expenses	$47,443	$1,699	$1,793	$7,164	$36,787

Total		$1,699	$7,077	$7,164

Loss from operations	$(28,271)				$(12,331)

	Year Ended December 31, 2021
		Adjustments
	GAAP Financials	Stock-Based Compensation	Amortization of Intangibles	Non-GAAP Financials
	(audited)	(unaudited)	(unaudited)	(unaudited)
Revenues
Product	$28,848			$28,848
Service	5,566			5,566

Total revenues	34,414	—	—	34,414
Cost of revenues
Product	12,049		2,440	9,609
Service	4,412		2,350	2,062

Total cost of revenues	16,461	—	4,790	11,671

Gross profit
Product	16,799			19,239
Service	1,154			3,504

Total gross profit	17,953			22,743
Gross margin
Product	58.2%			66.7%
Service	20.7%			63.0%
Total gross margin	52.2%			66.1%
Operating expenses
Research and development	14,014	143	—	13,871
Sales and marketing	10,710	175	1,573	8,962
General and administrative	12,943	469	295	12,179

Total operating expenses	$37,667	$787	$1,868	$35,012

Total		$787	$6,658

Loss from operations	$(19,714)			$(12,269)

Comparison of the Years Ended December 31, 2022 and 2021

Revenues

	Years Ended December 31,		Change
	2022	2021	$	%

	(audited) (dollars in thousands)
Revenues
Product	$34,283	$28,848	$5,435	19%
Service	6,183	5,566	617	11%

Product

Product revenue increased by $5.4 million in the year ended December 31, 2022 as compared to the corresponding period in 2021, primarily due to a $3.5 million increase from higher volume shipments of our wearable solutions product and associated license revenue which generally increases ratably with sales of the wearable solutions product, $0.8 million increased sales of our inertial sensor modules, and $1.1 million increased sales at the Qingdao Joint Venture, as well as the effect of higher average selling prices. The effect of unfavorable foreign currency exchange rates contributed to headwinds of $1.6 million to Product revenue, primarily attributable to the Euro to United States dollar currency pair. The effect of Covid-related shutdowns in certain geographies negatively impacted top-line revenues as potential customers were prevented from engaging in activities that require the use of our products, such as motion capture filing, thus temporarily reducing shipment volume in certain geographies that experienced Covid-related shutdowns.

Service

Service revenue increased by $0.6 million in the year ended December 31, 2022 as compared to the corresponding period in 2021, primarily due to increased sales of support and maintenance service contracts at higher average selling prices. The effect of Covid-related shutdowns in certain geographies negatively impacted top-line revenues as potential customers were prevented from engaging in activities that require the use of our products, such as motion capture filming, thus temporarily reducing product shipment volume and the accompanying service revenue in certain geographies that experienced Covid-related shutdowns.

Cost of Revenues, Gross Profit and Gross Margin

	Years Ended December 31,		Change
	2022	2021	$	%

	(audited) (dollars in thousands)
Cost of revenues
Product	$15,223	$12,049	$3,174	26%
Service	6,071	4,412	1,659	38%
Gross profit
Product	19,060	16,799	2,261	13%
Service	112	1,154	(1,042)	NM

Product

Product cost of revenues increased by $3.2 million and gross profit increased by 13% in the year ended December 31, 2022 compared to the corresponding period in 2021. The increase in Product cost of revenues was primarily due to higher volume sales of finished goods associated with the growth in revenues, as well as higher raw materials input costs. The increase in Product gross profit was primarily due to higher volume sales of our wearable solutions products and associated on-premise license revenue. The effect of COVID-related supply chain disruptions also negatively impacted our Product cost of revenues through an increase in unplanned materials cost as we sought to obtain critical components that were in short supply at inflated market prices.

Service

Service cost of revenues increased $1.7 million and gross profit decreased by $1.0 million in the year ended December 31, 2022 compared to the corresponding period in 2021 due primarily to the effect of a reduction in the estimated useful life of acquired developed technology intangible assets that contributed an additional $0.7 million of non-cash expense in the year ended December 31, 2022.

Operating Expenses

	Years Ended December 31,		Change
	2022	2021	$	%

	(audited) (dollars in thousands)
Research and development	$13,258	$14,014	$(756)	(5)%
Sales and marketing	12,324	10,710	1,614	15%
General and administrative	14,697	12,943	1,754	14%
Impairment of intangible assets	7,164	—	7,164	NM

Research and development expense decreased $0.8 million in the year ended December 31, 2022 compared to the corresponding period in 2021, primarily due to decreased payroll of $0.9 million as we realized the effects of our cost saving measures implemented in the second quarter, increased stock-based compensation of $0.3 million, and severance of $0.3 million as we focused our research and development efforts to our most promising projects, partially offset by a reduction in payroll expenses of $0.6 million from receipt of cash from the Digital Media Tax Credit (“DMTC”) government subsidy, which we are eligible for due to activities our personnel engage in developing digital media in Nova Scotia, that was applied against payroll expenses pro rata in the year ended December 31, 2022 as compared to the year ended December 31, 2021.

Sales and marketing expense increased $1.6 million in the year ended December 31, 2022 compared to the corresponding period in 2021, primarily due to increased payroll of $0.6 million as our full time equivalents increased by approximately 20% in order to further build brand awareness in the marketplace, $0.6 million increased spend related to a branding project, increased stock-based compensation of $0.3 million, and severance of $0.3 million which occurred late in the second quarter as we focused our sales and marketing efforts on our most promising projects in the year ended December 31, 2022 as compared to the year ended December 31, 2021, partially offset by a reduction in payroll expenses of $0.7 million from receipt of the DMTC government subsidy, which we are eligible for due to activities our personnel engage in developing digital media in Nova Scotia, that was applied against payroll expenses pro rata.

General and administrative expense increased $1.8 million in the year ended December 31, 2022 compared to the corresponding period in 2021, primarily due to an increase of $1.4 million in auditing and accounting, consulting, and legal fees in preparation for the contemplated business combination transaction, such as an uplift of the auditing standards to PCAOB compliance, $0.6 million of increased spend related to legal matters, as well as an increase of $0.4 million in stock-based compensation expense, partially offset by a reduction in travel expenses of $0.3 million and a reduction in payroll expenses of $0.3 million as we realized the effects of our cost saving measures implemented in the second quarter reducing full time equivalents by approximately 10%, and $0.1 million from receipt of the DMTC government subsidy, which we are eligible for due to activities our personnel engage in developing digital media in Nova Scotia, that was applied against payroll expenses pro rata in the year ended December 31, 2022 as compared to the year ended December 31, 2021.

Impairment of intangible assets increased $7.2 million in the year ended December 31, 2022 compared to the corresponding period in 2021, primarily due to a strategic shift in the intended use of certain acquired intangible assets to reduce customer acquisition costs and target a wider spectrum of users than was previously possible due to high touch onboarding, through additional software development that allows for seamless self-service implementation, that resulted in an impairment in the year ended December 31, 2022. Such expense did not occur in the year ended December 31, 2021.

Other Income (Expense)

	Years Ended December 31,		Change
	2022	2021	$	%

	(audited) (dollars in thousands)
Loss on debt extinguishment	$(646)	—	$(646)	NM
Debt issuance costs	(2,389)	—	(2,389)	NM
Revaluation of debt	(300)	—	(300)	NM
Interest expense, net	(2,167)	$(1,965)	202	10%
Other income, net	613	2,148	(1,535)	(70)%

Loss on debt extinguishment for the year ended December 31, 2022 consists of $0.4 million of prepayment fees related to the early repayment of the Eastward and SVB term loans, and $0.2 million of unamortized debt discount and issuance costs that were expensed upon extinguishment of the Eastward and SVB term loans. Such expense did not occur in the year ended December 31, 2021.

Debt issuance costs for the year ended December 31, 2022 consists of $2.4 million of direct and incremental costs incurred to issue the Pre-Close Notes and in advance of issuance of the Venture Linked Notes. Such expense did not occur in the year ended December 31, 2021.

Revaluation of debt for the year ended December 31, 2022 consists of $0.3 million of change in the fair value of the Pre-Close Notes as we elected the fair value option, primarily related to the accretion of interest. Such expense did not occur in the year ended December 31, 2021.

Interest expense, net consists of interest incurred from outstanding debt and notes payable. Interest expense increased $0.2 million in the year ended December 31, 2022 compared to the year ended December 31, 2021, primarily as a result of our changing debt and notes payable structure year over year, which includes entering into the Pre-Close Notes agreement and concurrent extinguishment of the Eastward and SVB term loans on November 14, 2022, issuance of the convertible notes in March 2022, and the deferred payout owed to the sellers of Kinduct which began accruing interest in March 2022.

We also earn interest income from depository accounts. Interest income was nominal in the years ended December 31, 2022 and 2021.

Other income, net primarily reflects recognition of government subsidies and foreign currency exchange gains and losses. The $1.5 million decrease for the year ended December 31, 2022 compared to the corresponding period in 2021 was primarily due to a $0.7 million non-cash gain on the dissolution of Ten Degrees Inc. and a $0.6 million non-cash gain on forgiveness of the Paycheck Protection Program loan in the year ended December 31, 2021 which did not occur in the year ended December 31, 2022, and a decrease in the amount of other income recognized from government subsidies for the year ended December 31, 2022 as compared to the year ended December 31, 2021.

Income Tax Expense

	Years Ended December 31,		Change
	2022	2021	$	%

	(audited) (dollars in thousands)
Income tax benefit	$(113)	$(728)	$615	NM

Our effective tax rate differs from statutory rate of 21% for U.S. federal income tax purposes due to the effects of the valuation allowance and certain permanent differences as it pertains to book-tax differences in the value of client equity securities received for services.

We file income tax returns in the United States and state and foreign jurisdictions. To the extent we have tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service or state or foreign tax authorities to the extent utilized in a future period.

Income (loss) from discontinued operations (net of tax)

	Years Ended December 31,		Change
	2022	2021	$	%

	(audited) (dollars in thousands)
Income (loss) from discontinued operations (net of tax)	$—	$(156)	$156	NM

Income (loss) from discontinued operations consists primarily of the results of the discontinued operations of the legacy microelectromechanical systems business that was licensed to MEMSIC in 2020. For the year ended December 31, 2021 the loss from discontinued operations consisted primarily of efforts to fully divest and wind down the business. There was no such activity in the year ended December 31, 2022.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily through the net proceeds we have received from the sales of our convertible preferred stock and common stock and through payments received from customers and borrowings under our credit facilities. Since our inception, we have generated losses from our operations as reflected in our accumulated deficit of $142.0 million as of December 31, 2022 and negative cash flows from operating activities. We expect to continue to incur operating losses and generate negative cash flows from operations for the foreseeable future due to the investments we will continue to make in research and development and sales and marketing and due to additional general and administrative costs we expect to incur as a public company. As a result, we may require additional capital resources to execute strategic initiatives to grow our business.

As of December 31, 2022, we had cash and cash equivalents of $14.3 million, including $2.2 million held in China and subject to transfer and other restrictions as described below, of which $1.5 million was held by the Qingdao JV and $0.7 million was held by our wholly owned entities in China and Hong Kong, and debt outstanding of $32.0 million, as well as a deferred payout owed to the sellers of Kinduct in the amount of $4.3 million.

On February 10, 2022 we consummated the Business Combination Agreement with Pathfinder Acquisition Corporation whereby through a series of transactions, New Movella received approximately $48.6 million of net cash proceeds after transaction costs and payment of Pathfinder liabilities. The Note Purchase Agreement also contains a financial covenant requiring us to achieve positive EBITDA on a consolidated basis for the most recently ended four-quarter period, commencing with the last day of the fiscal quarter ending June 30, 2024 and as of the last day of each fiscal quarter thereafter. While there has been substantial doubt in prior periods about our ability to continue as a going concern, given the above we believe we have sufficient liquidity to continue as a going concern for at least one year from the date of issuance of these financial statements. In addition, we hold a substantial amount of non-marketable equity securities that could be divested in order to provide liquidity as we deem fit. Our future capital requirements will depend on many factors, including: our growth rate; the timing and extent of spending to support our research and development efforts; capital expenditures to build out new facilities and purchase hardware and software; the expansion of sales and marketing activities; and our continued investment in our IT infrastructure to support our growth. In addition, we may enter into additional strategic partnerships as well as agreements to acquire or invest in complementary products, teams and technologies, including intellectual property rights, which could increase our cash requirements. As a result of these and other factors, we may be required to seek additional equity or debt financing sooner than we currently anticipate. If additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us, or at all. In particular, the COVID-19 pandemic, which has caused disruption in the global financial markets, and rising interest rates may reduce our ability to access capital and negatively affect our liquidity in the future. If we are unable to raise additional capital when required, or if we cannot expand our operations or otherwise capitalize on our business opportunities because we lack sufficient capital, our business, results of operations, and financial condition would be materially and adversely affected.

Approximately $4.1 million and $5.1 million of our cash and cash equivalents balance were held outside of the United States as of December 31, 2022 and 2021, respectively. There are restrictions on our ability to transfer cash and cash equivalents of $2.2 million held outside of the U.S. by our subsidiaries in China and Hong Kong and the Qingdao JV as of December 31, 2022. These restrictions include restrictions on the ability of these entities to pay dividends under current People’s Republic of China (“PRC”) laws and regulations, restrictions on foreign currency exchange, and, for the Qingdao JV, requirements that the cash held by the Qingdao JV be used solely in connection with the joint venture’s operations. As of December 31, 2022, $1.5 million in cash and cash equivalents held by the Qingdao JV were subject to such requirements. In addition, the PRC government may take measures at its discretion from time to time to restrict access to cash held in our China subsidiaries and the Qingdao JV, and may take similar measures in the future with respect to cash held in our Hong Kong subsidiary. See “Risk Factors — Risks Related to Movella’s International Operations — Current or future laws, regulations, or policies enacted by the PRC government could impact our ability to access cash and cash equivalents held through our subsidiaries in China and Hong Kong, or through the Qingdao JV.” in the Proxy Statement.

Cash Flows

The following table summarizes our cash flows for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021

	(in thousands)
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$(14,550)	$(10,759)
Investing activities	(753)	7,809
Financing activities	18,190	(6,685)
Effect of foreign exchange rate changes on cash and cash equivalents	281	(40)

Net increase (decrease) in cash and cash equivalents	$3,168	$(9,675)

Operating Activities

We have historically used cash in operating activities due to our net losses, adjusted for changes in our operating assets and liabilities, particularly from accounts receivable, inventories, prepaid expenses and other assets, accounts payable and accrued expenses, deferred revenue and non-cash expense items such as depreciation and amortization, stock-based compensation expense, impairment of intangible assets, and the issuance of convertible preferred stock.

For the year ended December 31, 2022 cash used in operating activities was $14.6 million which was primarily the result of a net loss of $33.0 million, partially offset by non-cash expenses such as depreciation and amortization of $7.9 million, the impairment of intangible assets of $7.2 million, debt issuance costs of $2.4 million, share-based compensation of $1.7 million, non-cash interest expense of $1.2 million, loss on debt extinguishment of $0.6 million, with cash used in working capital of $2.1 million.

For the year ended December 31, 2021, cash used in operating activities was $10.8 million which was primarily the result of $19.0 million net loss in the period, $1.7 million cash provided by working capital, $0.6 million gain on government assistance related to the forgiveness of the PPP Loan and $0.6 million gain on dissolution of Ten Degrees Inc., partially offset by non-cash items such as $7.3 million depreciation and amortization and $0.8 million of share-based compensation.

Investing Activities

Our investing activities consist of capital expenditures for property and equipment purchases and IP licenses. Our capital expenditures for property and equipment have primarily been for general business purposes, including machinery and equipment, leasehold improvements, software and computer equipment used internally, and production masks to manufacture our products.

For the year ended December 31, 2022, cash used in investing activities was $0.8 million and consisted primarily of, $0.6 million cash used to purchase property and equipment.

For the year ended December 31, 2021, cash provided by investing activities was $7.8 million and consisted primarily of $9.7 million of proceeds from the licensing of MEMSIC IP, partially offset by $1.9 million purchase of property and equipment for general business purposes.

Financing Activities

Cash generated by financing activities includes proceeds from borrowings under our credit facilities, proceeds from our issuance of common stock following employee stock option exercises, and proceeds from the issuance of convertible preferred stock. Cash used in financing activities primarily includes repayment of debt under our credit facilities.

For the year ended December 31, 2022, cash provided by financing activities was $18.2 million, consisting of $25.0 million proceeds from the Pre-Close Notes, $4.9 million proceeds from the convertible notes, $1.7 million proceeds from the exercise of stock options, $0.5 million proceeds from the SVB term loan and TD BCRS revolving line of credit, partially offset by $9.5 million repayment of the Eastward and SVB term loans and TD BCRS revolving line of credit concurrent with execution of the Pre-Close Notes, $1.5 million paid for debt discount and issuance costs, $1.0 million repayment of the deferred payout owed to Kinduct sellers, $1.0 million paid for equity issuance costs in advance of an offering, $0.5 million cash paid for debt extinguishment costs, and $0.3 million principal payment of loans.

For the year ended December 31, 2021, cash used in financing activities was $6.7 million, consisting of $14.9 million principal repayments of long-term debt, partially offset by $8.3 million proceeds from a term loan.

Debt Obligations

As of December 31, 2022, we had the following debt obligations outstanding (in thousands):

Lender	Agreement Date	Maturity Date	Annual Interest Rate	Maximum Borrowing Amount(2)	Amount Outstanding at December 31, 2022(3)
Pre-Close Notes(4)	Nov. 14, 2022	Nov. 14, 2025	9.25%	$25,000	$25,300
Convertible notes(1)	Mar. 12, 2022	Sep. 1, 2023	6%	6,021	6,345
ACOA	2011, 2013, and 2019	2024, 2024, and 2029	Varies	526	497

(1)	The Convertible notes converted to common stock at $4.79 per share prior to application of the exchange ratio upon the consummation of the Business Combination Agreement on February 10, 2023.

(2)	Maximum borrowing amount includes principal only.
(3)	Amount outstanding at December 31, 2022 includes principal and accrued interest, as applicable.
(4)	A portion of the proceeds of the Venture Linked Notes were used to repay in full the Pre-Close Notes on February 10, 2023 concurrent with the consummation of the Business Combination Agreement.

Borrowings

Pre-Close Notes and Venture Linked Notes

Pre-Close Notes

On November 14, 2022, we and certain of our subsidiaries, Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent, and Credit Partners II AIV, L.P. and FP Credit Partners Phoenix II AIV, L.P., as purchasers (the “Purchasers”), entered into a Note Purchase Agreement (the “Note Purchase Agreement”) pursuant to which, (a) we issued and sold to the Purchasers, and the Purchasers purchased, our senior secured notes in an aggregate original principal amount of $25 million (the “Pre-Close Facility”), and (b) subject to the fulfillment of certain conditions precedent (including the consummation of the Merger), we agreed to issue and sell to the Purchasers, and the Purchasers agreed to purchase, on the Closing Date, senior secured venture-linked notes in an aggregate original principal amount of $75 million (the “VLN Facility”), in each case, for the consideration (including via a deemed sale and purchase, as applicable), as set forth in the Note Purchase Agreement.

Our obligations under the Note Purchase Agreement are guaranteed by certain of our subsidiaries and secured by substantially all of our and our subsidiaries’ assets. Upon consummation of the Merger, New Movella will also be required to become a secured guarantor of the obligations under the Note Purchase Agreement.

The commitment to provide the VLN Facility terminates upon the earliest to occur of (i) the termination of the Business Combination Agreement in accordance with its terms prior to the Closing Date and (ii) April 30, 2023, if the Merger has not been consummated on or prior to April 30, 2023 (the “VLN Termination Date”).

The proceeds of the Pre-Close Facility were used, in part, to refinance certain of our and our subsidiaries’ existing debt and to pay a portion of the transaction expenses associated with the financing arrangements contemplated by the Commitment Letter (the “FP Financing”), with the remaining proceeds available for growth and working capital and general corporate purposes. A portion of the proceeds of the VLN Facility will be used on the Closing Date to refinance the Pre-Close Facility and to pay transaction expenses associated with the FP Financing. After the Closing, the remaining proceeds of the VLN Facility will be available for growth and working capital and general corporate purposes.

The interest rate per annum applicable to notes under the Note Purchase Agreement is 9.25%; provided, however, if the VLN Termination Date occurs, interest on the notes evidencing the Pre-Close Facility will bear interest at our option, at either an alternate base rate plus an applicable margin initially of 8.25% per annum or a term SOFR rate, plus an applicable margin initially of 9.25% per annum. The applicable margin on the notes evidencing Pre-Close Notes increases by 0.50% in each year on the November 14 anniversary of the entry into the Note Purchase Agreement. With respect to the notes evidencing the VLN Facility, interest is paid in kind on the last business day of each calendar quarter commencing with the calendar quarter ending immediately after the first to occur of the Closing Date and the VLN Termination Date. Interest is also payable in cash on the VLN Termination Date, the Closing Date and the date of any prepayment or repayment of notes (subject however, in certain cases, to the payment of a contractual return, if such contractual return is greater than the amount of all accrued and unpaid interest (other than default interest, if any)). Subject to certain exceptions in connection with certain qualified refinancing events and the repayment of the Pre-Close Facility on the Closing Date, on the date of any voluntary or mandatory prepayment or acceleration of the notes under the Note Purchase Agreement, a scheduled contractual return is required to be paid, if greater than the amount of all accrued and unpaid interest (other than default interest, if any). When such contractual return is paid, such contractual return will be deemed to constitute payment of all accrued and unpaid interest (other than default interest, if any) on the principal amount of notes so prepaid, repaid or accelerated, as applicable, including all interest on the notes that was previously paid in kind. After the Closing, New Movella will have the right, subject to certain exceptions, to cause the Grantees (or their permitted assignees) to sell all or a portion of the shares purchased by such entities in the Tender Offer and the Private Placement at any time in its sole discretion over the life of the VLN Facility, and a percentage of the proceeds (which percentage is a function of when proceeds are generated, based on a predetermined schedule with a sliding scale) of any such sale shall be applied as a credit against the outstanding obligations under of the VLN Facility upon a repayment of the VLN Facility in full or a refinancing event.

As the Closing occurred, the maturity of the VLN Facility is five years after the Closing Date. There are no regularly scheduled amortization payments on either the Pre-Close Facility or the VLN Facility until the maturity date therefor, however, there are customary mandatory prepayment events in connection with the receipt of net proceeds from extraordinary receipts and dispositions (subject, in the case of dispositions, to certain customary exceptions and customary reinvestment rights), debt issuances and upon events specified in the Note Purchase Agreement to be a change of control, and the Pre-Close Facility is required to be refinanced in full on the Closing Date with a portion of the proceeds of the VLN Facility. The Pre-Close Facility and VLN Facility may be optionally prepaid in whole or in part. All such prepayments are required to be accompanied by accrued and unpaid interest on the amount prepaid or if greater (excluding default interest, if any), payment of the contractual return.

Venture Linked Notes

On the Closing Date, the net proceeds of the FP Private Placement were received by the Company and Movella was deemed to have issued to the Purchasers, and the Purchasers were deemed to have purchased, a 5-year $75 million venture-linked secured note (the “VLN Facility”) under the Note Purchase Agreement. A portion of the proceeds of the FP Private Placement made available through the VLN Facility was used by the Company to prepay the Pre-Close Facility in full and to pay transaction expenses associated with the financing arrangements contemplated by the Note Purchase Agreement. The remaining proceeds of the VLN Facility are available for growth and working capital and general corporate purposes.

The obligations of Movella under the Note Purchase Agreement are guaranteed by certain of its subsidiaries and secured by substantially all of Movella’s and such subsidiaries’ assets. New Movella is also required to become a secured guarantor of the obligations under Note Purchase Agreement.

The notes evidencing the VLN Facility (the “VLN Notes”) bear interest at a per annum rate equal to 9.25% and interest is paid in kind on the last business day of each calendar quarter commencing with the first calendar quarter following the Closing Date. Interest is also payable in cash on the date of any prepayment or repayment of the VLN Notes (subject however, in certain cases, to the payment of a contractual return, if such contractual return is greater than the amount of all accrued and unpaid interest (other than default interest, if any)). Subject to certain exceptions in connection with certain qualified refinancing events, on the date of any voluntary or mandatory prepayment or acceleration of the VLN Notes, a scheduled contractual return is required to be paid, if greater than the amount of all accrued and unpaid interest (other than default interest, if any). When paid, such contractual return will be deemed to constitute payment of all accrued and unpaid interest (other than default interest, if any) on the principal amount of the VLN Notes so prepaid, repaid or accelerated, as applicable, including all interest on the VLN Notes that was previously paid in kind. The Company has the right, subject to certain exceptions, to cause the FP Purchasers (or their permitted assignees) to sell all or a portion of the FP Shares at any time in its sole discretion over the life of the VLN Facility, and a percentage of the proceeds (which percentage is a function of when proceeds are generated, based on a predetermined schedule with a sliding scale) of any such sale shall be applied as a credit against the outstanding obligations under of the VLN Facility upon a repayment of the VLN Facility in full or a refinancing event.

The VLN Facility will mature on February 10, 2028. There are no regularly scheduled amortization payments on the VLN Facility until the maturity date, however, there are customary mandatory prepayment events in connection with the receipt of net proceeds from extraordinary receipts and dispositions (subject, in the case of dispositions, to certain customary exceptions and customary reinvestment rights), debt issuances and upon events specified in the

Note Purchase Agreement to be a change of control. The VLN Facility may be optionally prepaid in whole or in part. All such prepayments are required to be accompanied by accrued and unpaid interest on the amount prepaid or if greater (excluding default interest, if any), payment of the contractual return.

The Note Purchase Agreement contains a number of covenants that, among other things, restrict, in each case subject to certain exceptions, the ability of the Company and its subsidiaries to:

•	create, assume or suffer to exist liens and indebtedness;

•	make investments;

•	engage in mergers or consolidations, liquidations, divisions or the disposal of all or substantially all of such person’s assets;

•	make dispositions or have subsidiaries that are not wholly-owned;

•	declare or make dividends or other distributions or certain restricted payments to or on account of equity holders, or prepay indebtedness;

•	make material changes to its line of business;

•	engage in affiliate transactions; and

•	with respect to New Movella, conduct or engage in any business or operations, other than in its capacity as a holding company and activities incidental thereto.

The Note Purchase Agreement also contains a financial covenant requiring the Company and its subsidiaries to achieve positive EBITDA on a consolidated basis for the most recently ended four-quarter period, commencing with the last day of the fiscal quarter ending June 30, 2024 and as of the last day of each fiscal quarter thereafter.

The Note Purchase Agreement contains customary events of default, including nonpayment of principal, interest or other amounts; material inaccuracy of a representation or warranty; violation of specific covenants identified in the Note Purchase Agreement; cross default and cross-acceleration to material indebtedness; bankruptcy and insolvency events; unsatisfied material judgments; actual or asserted invalidity of the Note Purchase Agreement, related note documents or other material documents entered into in connection with transactions contemplated by the Note Purchase Agreement, and events specified to be a change of control.

Convertible notes

In March 2022, we entered into convertible promissory note agreements with two of our existing preferred stock investors and received aggregate cash proceeds of $4.9 million, and exchanged an additional $1.1 million of convertible promissory notes to the sellers of Kinduct for extinguishment of $1.1 million of the deferred payout liability owed to them. Of the $1.1 million in convertible notes issued in exchange to the sellers of Kinduct, $1.0 million were issued to a related party. The convertible promissory notes shall bear an interest rate of 6.0% per annum. The outstanding principal amount and all accrued but unpaid interest on the notes shall be mandatorily converted into our common stock at a conversion price of $4.79 per share upon the earlier of i) maturity in September 2023 or ii) the occurrence of a capital markets transaction such as an initial public offering or acquisition by a special purpose acquisition company; or upon a change of control as defined in the convertible promissory note agreements, at the discretion of the noteholder, the notes would either convert into our common stock at a conversion price of $4.79 per share, or would be repayable at 1.5 times the outstanding principal amount plus all accrued and unpaid interest. On February 10, 2023 concurrent with the consummation of the Business Combination Agreement, 100% of the outstanding principal and accrued interest on the convertible notes were mandatorily converted into 1,333,712 shares of Movella common stock at $4.79 per share per the original terms of the notes.

Atlantic Canada Opportunities Agency

Kinduct has applied for non-interest bearing, unsecured term loans with a monthly installment repayment from the Atlantic Canada Opportunities Agency (“ACOA”) in 2011, 2013, and 2019. These three loans are scheduled to be repaid in 2024, 2024, and 2029, respectively. As of December 31, 2022 and 2021, we had recorded a total debt of $0.5 million and $0.5 million related to these loans.

Off-Balance Sheet Arrangements

During the periods presented, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

Our audited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Actual results may differ from these estimates. To the extent that there are material differences between these estimates and our actual results, our future financial statements will be affected.

The critical accounting policies requiring estimates, assumptions, and judgments that we believe have the most significant impact on our audited consolidated financial statements are described below.

Revenue Recognition

We follow the guidance in ASC 606, Revenue from contracts with customers (“ASC 606”). Per ASC 606, revenue is recognized when a customer obtains control of promised products and services and we have satisfied our performance obligations. The amount of revenue recognized reflects the consideration which we expect to be entitled to receive in exchange for the products and services. To achieve this core principle, we apply the five step revenue recognition model prescribed by ASC 606:

Step 1. Identification of the contract(s) with a customer;

Step 2. Identification of the performance obligations in the contract(s);

Step 3. Determination of the transaction price;

Step 4. Allocation of the transaction price to the performance obligation(s);

Step 5. Recognition of the revenue when, or as, we satisfy a performance obligation.

We account for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable.

Our performance obligations are established when a customer submits a purchase order notification (in writing, electronically or verbally) for goods and services, and we accept the order. We identify performance obligations as the delivery of the requested product or service in appropriate quantities and to the location specified in the customer’s contract and/or purchase order. We generally recognize revenue upon the satisfaction of these criteria when control of the product or service has been transferred to the customer at which time it has an unconditional right to receive payment. Our prices are fixed and have no history of being affected by contingent events that could impact the transaction price. We do not offer price concessions and does not accept payment that is less than the price stated when we accepts the purchase order.

Revenue is recognized upon transfer of control of products or services to customers in an amount that reflects the consideration we expect to receive in exchange for those products or services. We enter into contracts that may include various combinations of products and services which are generally capable of being distinct and accounted for as separate performance obligations.

Product revenue

Hardware. Hardware revenue from the sale of our Motion Capture Systems, Sensor Modules, and DOT Wearables is recognized when we transfer control to the customer, typically at the time when the product is delivered or shipped at which time the title passes to the customer, and there are no further performance obligations with regards to the hardware device.

On-premise software licenses. Revenue from on-premise software licenses, which are included with the Motion Capture Systems, Sensor Modules, and DOT Wearables to enable character animation, human motion analysis, sensor fusion, and software to produce useful information from raw sensor data, is recognized when we transfer control to the customer, typically at the time when the software is made available for use by the customer, and there are no further performance obligations with regards to the on-premise software license.

Service revenue

Support and maintenance services. We include 1 to 3 years of support and maintenance services with the motion capture systems hardware offerings, and also separately sells extended support and maintenance services contracts. The support and maintenance services contracts allow customers to receive software updates to their on-premise licenses as well as access to our support team. The separately priced support and maintenance service contracts range from 12 months to 36 months, with the average contract length approximately 18 months. We typically receive payment at the inception of the contract and recognizes revenue on a straight-line basis over the term of the contract.

Software as a Service. Software as a Service (“SaaS”) subscription revenue is primarily composed of Kinduct Human Performance Software and is recognized over time on a ratable basis over the contract term beginning on the date that the service is made available to the customer. Subscription periods range from monthly to multi-year, with the majority of contracts being one to three years and the average contract length approximately 18 months. Our MotionCloud platform is currently under development and available only in beta version to solicit initial customer feedback. As a result, we have received de minimis revenues to date from fees related to the MotionCloud platform.

Non-recurring engineering. From time to time, we enter into special non-recurring engineering design service agreements. Revenues from non-recurring engineering design services are designed to meet specifications of a particular product, and generally do not create an asset with an alternative use. We generally recognize revenue based on the achievement of certain applicable milestones and the amount of payment we determine we are entitled to at the time.

With respect to revenue related to third party product sales or other arrangements that involve the services of another party, for which we do not control the sale or service and acts as an agent to the transaction, we recognize revenue on a net basis. The portion of the gross amount billed to customers that is remitted by us to another party is not reflected as revenue.

Multiple Performance Obligations

Our contracts with customers may include commitments to transfer multiple products and services to a customer. When hardware, software and services are sold in various combinations, judgment is required to determine whether each performance obligation is considered distinct and accounted for separately, or not distinct and accounted for together with other performance obligations. We considered the performance obligations in our contracts and determined that, for the majority of our revenue, we generally satisfy performance obligations at a point in time upon delivery of the hardware or on-premise software to the customer. In instances where the on-premise software license elements sold with hardware for various products are considered to be functioning together with hardware elements to provide the intended benefit to the customer, these arrangements are accounted for as a single distinct performance obligation separately from any service component.

Standalone selling price

Judgment is required to determine the stand-alone selling price (“SSP”) for each distinct performance obligation. When available, we maximize observable inputs to determine SSP. In instances where SSP is not directly observable, such as when we do not sell the product or service separately, we determine the SSP based on a cost-plus model as market and other observable inputs are seldom present based on the proprietary nature of our products.

The transaction price is allocated to each performance obligation in a contract to record revenues in the amount of consideration that a provider expects to be entitled to receive in exchange for transferring goods or services. Generally, this allocation is based on the relative selling price method, where the SSP is determined for each performance obligation at contract inception and is based on observable prices. When contracts include variable consideration such as a discount, the discount is allocated proportionately to all performance obligations in the contract.

For contracts with multiple performance obligations, revenue is allocated to the hardware, on-premise software, SaaS, and support and maintenance performance obligations based on their relative SSP. Judgment is required in estimating SSP for each distinct performance obligation. Management determines SSP by maximizing observable inputs such as standalone sales where they exist. We performed an analysis to determine if our actual sales prices fall within a narrow band of the list price, which in conjunction with other evidence caused us to determine that our list prices for support and maintenance services approximated SSP and therefore may be used in the relative fair value allocation.

Stock-based Compensation

We recognize stock-based compensation expense over the requisite service period on a straight-line basis for all stock-based payments that are expected to vest to employees, non-employees, and directors. Equity-classified awards issued to employees, non-employees and directors are measured at the grant-date fair value of the award. Forfeitures are recognized as they occur. For accounting purposes, we estimate grant-date fair value of stock options using the Black-Scholes option-pricing model. The model requires the input of the fair value of the underlying common stock, the risk-free interest rates, the expected term of the option, the expected volatility of the price of our common stock and the expected dividend yield of our common stock.

Goodwill

Goodwill represents the excess of the purchase price in a business combination over the fair value of net assets acquired. Goodwill amounts are not amortized, but rather tested for impairment at least annually in the fourth quarter of each year.

Acquired Intangible Assets

Our intangible assets include developed technology, customer relationships, patents, and trademarks and non-compete agreements. Intangible assets are stated at cost less accumulated amortization and are amortized over their estimated useful lives using the straight-line method. Acquired intangible assets and long-lived assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset group containing these assets may not be recoverable. For the years ended December 31, 2022 and 2021, we recognized $7.2 million and nil, respectively, of impairment losses. The estimated useful lives of intangible assets are as follows:

Estimated useful lives
Developed technology	5 to 10 years
Customer relationships	2 to 3 years
Patents and trademarks	10 years
Non-compete agreements	2 years

Income Taxes

Deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the financial statements carrying amounts and the tax basis of assets and liabilities and net operating loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

A tax position can be recognized only if it is more likely than not to be sustained based solely on its technical merits as of the reporting date and then only in an amount more likely than not to be sustained upon review by the tax authorities. We consider many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

Debt and Equity Issuance Costs

Debt and equity issuance costs, which primarily consist of direct and incremental banking, legal, accounting, consulting, and printing fees relating to the merger transaction are capitalized and allocated between the debt and equity elements of the transaction. Debt issuance costs of $2.4 million relating to the issued Pre-Close Notes and unissued Venture Linked Notes have been expensed in the year ended December 31, 2022, as we elected the fair value option for the Pre-Close Notes which closed on November 14, 2022, and subsequently elected the fair value option for the Venture Linked Notes. We have an additional $4.1 million of equity issuance costs allocated to the equity offering capitalized at December 31, 2022, within capitalized equity issuance costs and other assets on the consolidated balance sheet, and will offset this amount of equity issuance costs against proceeds received upon the consummation of the transaction which occurred in February 2023. As of December 31, 2021, we had not incurred such costs.

Debt Instruments

Pre-Close Notes and Venture Linked Notes

As permitted under ASC 825, Financial Instruments we have elected the fair value option to account for our Pre-Merger Senior Secured Notes (the “Pre-Close Notes”) primarily to avoid the separate recognition of certain linked instruments in the consolidated statements of operations. In accordance with ASC 825, we recorded the Pre-Close Notes at fair value with changes in fair value recorded as a component of other income (expense), net in the consolidated statements of operations and comprehensive loss. As a result of applying the fair value option, $0.8 million of direct costs and fees related to the Pre-Close Notes were expensed upon execution of the Note Purchase Agreement. The Venture Linked Notes were issued on February 10, 2023 concurrent with the consummation of the Business Combination Agreement at which time we elected the fair value option for the Venture Linked Notes.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASC 842, Leases, (“ASC 842”) a new standard requiring lessees to recognize operating and finance lease liabilities on the balance sheet, as well as corresponding right-of-use (“ROU”) assets. This standard also made some changes to lessor accounting and aligns key aspects of the lessor accounting model with the revenue recognition standard. In addition, disclosures are required to enable users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. ASC 842 requires adoption using the modified retrospective approach, with the option of applying the requirements of the standard either i) retrospectively to each prior comparative reporting period presented, or ii) retrospectively at the beginning of the period of adoption. We adopted ASC 842 on January 1, 2022, on a modified retrospective basis, and did not restate prior comparative periods.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. We adopted ASU 2019-12 on January 1, 2022 which did not have a material impact on its consolidated financial statements.

In January 2020, the FASB issued ASU No. 2020-01, Investments - Equity Securities (Topic 321), Investments - Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) – Clarifying the Interactions between Topic 321, Topic 323, and Topic 815. The ASU is based on a consensus of the Emerging Issues Task Force and is expected to increase comparability in accounting for these transactions. ASU 2016-01 made targeted improvements to accounting for financial instruments, including providing an entity the ability to measure certain equity securities without a readily determinable fair value at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. Among other topics, the amendments clarify that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting. We adopted ASU 2020-01 on January 1, 2022 which did not have a material impact on its consolidated financial statements.

In May 2021, the FASB issued ASU No. 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force). This guidance clarifies certain aspects of the current guidance to promote consistency among reporting of an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. Early adoption is permitted for all entities, including adoption in an interim period. We adopted ASU 2021-04 on January 1, 2022 which did not have a material impact on its consolidated financial statements.

Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326) to replace the incurred loss impairment methodology under current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. We will be required to use a forward-looking expected credit loss model for accounts receivable and other financial instruments, including available-for-sale debt securities. The standard will be effective for us beginning in 2023, with early adoption permitted. We are currently evaluating the potential impact of this standard on its consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method. ASU 2020-06 is effective for private companies’ fiscal years beginning after December 15, 2023, respectively, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. We are currently evaluating the timing of adoption and the impact of this ASU on its consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Concentration of Credit Risk

We are exposed to the credit risk of our customers. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company is exposed to credit risk in the event of default by the financial institutions holding its cash and cash equivalents to the extent recorded in the balance sheets. While the Company has not experienced any losses in such accounts, the recent failure of Silicon Valley Bank (SVB), at which the Company held cash and cash equivalents in multiple accounts, potentially exposed the Company to significant credit risk prior to the completion by the Federal Deposit Insurance Corporation of the resolution of SVB in a manner that fully protected all depositors. We market and sell our products worldwide and attribute revenues to the geography where product is shipped. No single direct or indirect customer accounted for 10% or more of our revenues in the year ended December 31, 2022.

Sales to customers in Europe accounted for approximately 31% and 37% of our revenues for the years ended December 31, 2022 and 2021, respectively. Sales to customers in the United States of America accounted for approximately 27% and 24% respectively for the years ended December 31, 2022 and 2021, respectively, while sales to customers in China accounted for approximately 16% and 15% for the years ended December 31, 2022 and 2021, respectively. Sales to customers in our Asia, other region accounted for approximately 18% and 14% respectively for the years ended December 31, 2022 and 2021, respectively. Sales to customers in our Other region accounted for approximately 8% and 10% in the years ended December 31, 2022 and 2021, respectively.

Concentrations in the Available Sources of Supply of Materials and Product

Although most components essential to our business are generally available from multiple sources, certain components are currently obtained from single or limited sources. We also compete for various components with other participants in the markets for motion sensing components. Therefore, many components used by us, including those that are available from multiple sources, are at times subject to industry-wide shortage and significant commodity pricing fluctuations.

We have entered into agreements for the supply of many components; however, there can be no guarantee that we will be able to extend or renew these agreements on similar terms, or at all.

Substantially all of our hardware products are manufactured by outsourcing partners that are located primarily in Europe with second source manufacturing in Asia.

Foreign Currency Risk

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. Substantially all of our revenues are denominated in Euros, U.S. dollars or Canadian Dollars. Our expenses are generally denominated in the currencies in which our operations are located, which are primarily in the Netherlands, United States and Canada. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchanges rates applicable to our business would have increased or decreased our revenues by approximately $3.0 million. Actual gains and losses in the future may differ materially from the hypothetical gains and losses discussed above based on changes in the timing and amount of foreign currency exchange rate movements.

Interest Rate Risk

We had cash and cash equivalents of $14.3 million and $11.2 million as of December 31, 2022 and 2021, respectively, consisting of bank deposits, commercial paper, U.S. government securities, corporate bonds, and money market funds. Such interest-earning instruments carry a degree of interest rate risk. To date, fluctuations in interest income have not been significant. As of December 31, 2022, we had total outstanding debt of $32.0 million as well as a deferred payout owed to the sellers of Kinduct in the amount of $4.3 million.

We do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate risk exposure. We have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in interest rates. Our exposure to interest rates relates to the change in the amounts of interest we must pay on our borrowings to the extent they are subject to variable interest rates. As of December 31, 2022 none of our debt is subject to variable interest rates. The effect of a hypothetical 10% change in interest rates on the fair value of outstanding debt would not result in additional interest expense on our consolidated financial statements. In February 2023, we repaid in full Pre-Close Notes using proceeds from the Venture Linked Notes which currently bears fixed interest at 9.25%. For more information on the structure of interest rates under our debt instruments, see “—Liquidity and Capital Resources—Debt Obligations” above.

Inflation Risk

Our results of operations and cash flows are subject to risks from inflation. We have been able to offset increased costs as a result of inflation through price increases to date. We cannot, however, be certain that we will be able to continue to offset such higher costs as a result of inflationary pressures through price increases. Our inability to do so could harm our business, financial condition, and results of operations.